SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2006 (November 3, 2006)
U-STORE-IT TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-32324	20-1024732

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6745 Engle Road, Suite 300 Cleveland, OH	44130

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 234-0700
N/A

(Former name or former address, if changed since last report)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 3, 2006, the Compensation Committee of the Board of Trustees of U-Store-It Trust (the “Company”) approved the U-Store-It Trust Executive Deferred Compensation Plan (the “Plan”). The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The Company is the Plan Administrator.
     Pursuant to the Plan, employees specifically designated by the Compensation Committee of the Board of Trustees are the only employees eligible to participate in the Plan. The Compensation Committee has designated employees having the title of vice president or above to be eligible participants and this includes the Company’s principal executive officer, principal financial officer and named executive officers.
     Under the Plan, eligible participants may elect each plan year to defer all or a portion of their salary and bonus and have such deferred compensation credited to separate distribution accounts until distributed in accordance with the Plan and the participant’s distribution elections. The distribution accounts consist of a retirement distribution account for distributions of deferred compensation following retirement (the “Retirement Distribution Account”) and one or more in-service distribution accounts for distributions of deferred compensation during the participant’s continued service with the Company (the “In-Service Distribution Account”). Each distribution account will be credited with the returns of the investment options selected by the participants, which includes investment options that are available in the U-Store-It Mini Warehouse Co. 401(k) Retirement Savings Plan (the “401(k) Plan”), or such other investment fund(s) as the Compensation Committee may designate from time to time. Participants may allocate balances in their distribution accounts among the investment options in whole percentages of not less than five percent.
     For salary deferrals only, the Company will credit to the distribution accounts a matching deferred compensation amount that is equal to the difference between the total matching contribution such participant would have received under the 401(k) Plan without regard to the limitations imposed pursuant to Sections 402(g), 415 and 417 of the Internal Revenue Code and the actual matching contribution such participant receives under the 401(k) Plan, provided such participant has made the maximum elective deferrals to the 401(k) Plan. The Compensation Committee may, in its discretion, approve for any plan year an additional credit to a participant’s Retirement Distribution Account as nonelective deferred compensation.
     Elections to defer compensation under the Plan for a new plan year must be received by the Company not later than the close of the preceding taxable year in order to be effective, and are irrevocable as of the first day of the plan year (or other period) to which it relates, except that (i) in the case of a hardship distribution, the election may be cancelled for the remainder of the plan year, and (ii) a participant who has elected a lump sum distribution from the Retirement Distribution Account may make a subsequent election to delay commencement of payment of such amount for a period of five years from the date such payment would otherwise have been made. In the case of newly eligible participants, the election to participate must be made within 30 days of first eligibility in order to be effective in that plan year. In the case of any performance-based compensation for services performed over a period of 12 months, an election may be made no later than six months before the end of the performance period.
     Upon retirement, benefits in the Retirement Distribution Account will be made in a lump sum or in annual installments over five, 10 or 15 years (unless the account balance does not exceed $10,000, in which case distribution will be made in a lump sum) as elected by the participant, and will commence no later than the 60th day after the participant retires from the Company, or the year following the participant’s attainment of age 65 (or other elected age less than age 65), whichever happens later. Upon termination of employment other than retirement (other than on account of death), benefits in the Retirement Distribution Account will be distributed in a lump sum 60 days following separation from service. Distributions from the In-Service Distributions Account will be made in one lump sum or in annual installments over two, three, four or five years as elected by the participant, and will commence no later than February 28 of the plan year elected by the participant, except that participants may not elect distribution of compensation earned in a plan year that is less than two years prior to the plan year elected for distribution. In the event of death prior to commencement of distribution from either the Retirement Distribution Account or the In-Service Distribution Account, benefits under the Plan shall be payable to a participant’s beneficiary either in a lump sum or in the manner elected by the participant at the time the deferral election was made. In the event of death after annual installment distributions have commenced from either the Retirement Distribution Account or the In-Service Distribution Account, any remaining installments shall continue to be paid in annual installments to the participant’s beneficiary.
     A copy of the Plan will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U-Store-It Trust
Date: November 9, 2006	By:	Kathleen A. Weigand

Kathleen A. Weigand Executive Vice President, General Counsel and Secretary